Exhibit 99.1

TSX:IN NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Submits Clinical Trial Applications to Evaluate INM-755
(Cannabinol) Cream in a Phase 2 Trial for Epidermolysis Bullosa

●	Filings submitted in Austria, Israel, and Serbia for a Phase 2 Clinical Trial with INM-755 cream

●	Additional submissions slated for France, Germany, Greece, and Italy over the next several days and weeks.

●	Anticipated study on track to begin in 3Q 2021

Vancouver, BC – April 28, 2021 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM; TSX:IN), a world leader in the clinical development of cannabinol (“CBN”), today announced that it has filed Clinical Trial Applications (“CTAs”) in Austria, Israel and Serbia as part of a Phase 2 clinical trial of INM-755 (cannabinol) cream in Epidermolysis Bullosa (“EB”). Additional CTAs for 755-201-EB (the ‘201 study) will be submitted to National Competent Authorities (“NCAs”) and Ethics Committees (“ECs”) in France, Germany, Greece, and Italy in the coming weeks.

Responses from the NCAs and ECs are expected throughout July and August 2021; timing will vary slightly by country due to differences in local procedures.

“It is very exciting to be taking this important next step to test the efficacy of our cannabinol cream in EB patients. We are optimistic, based on our preclinical studies, that INM-755 cream may provide some much-needed help for these patients,” stated Alexandra Mancini, Senior Vice President of Clinical and Regulatory Affairs at InMed. “Once we receive the necessary approvals, patient enrollment will begin as soon as possible, with results expected in the second half of 2022.”

The ‘201 study is designed to enroll up to 20 patients, conservatively within 10-12 months, and will take place at 10 pre-qualified clinical sites in the above-mentioned countries. All four subtypes of inherited EB, being EB Simplex, Dystrophic EB, Junctional EB, and Kindler Syndrome, are eligible for this study in which InMed will evaluate the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and healing wounds over a 28-day period. The study will use a within-patient, double-blind design whereby matched index areas will be randomized to INM-755 (cannabinol) cream or vehicle cream as a control.

Filing CTAs in these countries to the NCAs serve the same purpose as filing Investigational New Drug (“IND”) Applications to the U.S. Food and Drug Administration (“FDA”). The NCAs review the dossier that summarizes all nonclinical and clinical studies conducted to date and quality data regarding the manufacturing of sterile INM-755 (cannabinol) cream in the context of the proposed clinical study. The ECs fulfill the same role as Institutional Review Boards (“IRBs”) in the U.S., focusing their reviews primarily on the protocol, investigator’s brochure, and informed consent documents to assess the ethical and safety aspects of the proposed study.

About InMed: InMed Pharmaceuticals is a clinical-stage company developing a pipeline of cannabinoid-based pharmaceutical drug candidates, initially focused on the therapeutic benefits of cannabinol (“CBN”), in diseases with high unmet medical need. The Company is dedicated to delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

About INM-755: INM-755 is a cannabinol (CBN) cream intended as a topical therapy to treat epidermolysis bullosa (EB) and potentially other dermatological diseases. Preclinical data demonstrate that INM-755 (cannabinol) cream may help relieve hallmark EB symptoms, such as inflammation and pain, as well potentially restore the integrity of the skin in a subset of EB Simplex patients. Phase 1 data in healthy volunteers demonstrated INM-755 (cannabinol) cream to be well-tolerated on both normal, intact skin as well as on open wounds and caused no delay in wound healing.

About Epidermolysis Bullosa (EB): EB is the collective name of a group of genetic disorders of characterized by fragile skin and mucous membranes that are easily damaged, leading to extensive blistering and wounding. The blisters may appear in response to minor injury, even from heat, rubbing, scratching or adhesive tape. The disease has no approved cure and most current treatments are directed towards symptomatic relief.

Investor Contact:

Edison Group

Joe Green/Laine Yonker

T:	+1.646.653.7030/+1.646.653.7035
E:	jgreen@edisongroup.com

lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

Cautionary Note Regarding Forward-Looking Information: This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: leading the way in the clinical development of CBN; the potential for INM-755 cream to provide help for EB patients; the submission of additional clinical trial applications in Italy, France, Germany and Greece and the timing thereof, and the expected timing of responses; patient enrollment and the timing thereof; anticipated enrollment and locations of clinical sites; anticipated evaluations and timing for treating symptoms and healing wounds; timing of expected results and any future updates; and anticipated responses from regulatory authorities and ethics committees. With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions regarding, among other things: that InMed will lead the way in the clinical development of CBN; the locations and timing of trials and additional submissions will occur as anticipated; patients will be available and willing to enroll and the intended evaluations for each study will be made. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. Known risk factors include, among others: the outbreak and impact of COVID-19 may worsen; trials and additional submissions may not happen as planned or at all; further results may not support continued development of INM-755 in the EB program; demand or interest for InMed's products may decrease or cease; and economic and market conditions may become unstable or unfavorable. A more complete discussion of the risks and uncertainties facing InMed is disclosed in InMed’s filings with the Securities and Exchange Commission and the most recent Annual Information Form filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com. All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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